EXHIBIT 99.1

N E W S     R E L E A S E

FOR IMMEDIATE RELEASE	CONTACT:
Kim George
Divisional Vice President
Investor Relations
717.751.3071
kim.george@bonton.com

THE BON-TON STORES, INC. ANNOUNCES RETIREMENT OF

REMAINING MORTGAGE LOAN FACILITY

York, PA, January 19, 2016 — The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced that, effective as of January 15, 2016,  it has retired its remaining mortgage loan facility due in April using borrowings under the Company’s $830 million revolving credit facility.  The mortgage loan facility had principal outstanding of $102.4 million and was secured by 12 properties.  In June of 2015, the Company retired the first of its two mortgage loan facilities in the amount of $104.5 million. The consummation of these two transactions fully satisfies all obligations pursuant to the Company’s aggregate mortgage loan facility entered into on March 6, 2006.

To facilitate the transaction, the Company’s revolving credit facility was amended to include the special purpose entities (“SPEs”) that had previously participated in the Company’s two mortgage loan facilities.  Pursuant to the amendment, all 18 properties owned by the SPEs became real estate in which security interests were granted under the revolving credit facility.  As a result, the borrowing base availability under the revolving credit facility increased to reflect the addition of the properties.

Kathryn Bufano, President and Chief Executive Officer, commented, “We were able to retire our remaining mortgage facility through our recent proactive pursuit of increased borrowing capacity under our revolving credit facility.  That increased capacity and the granting of security interests in the 18 owned properties afforded us the flexibility to utilize our revolver for retirement of the mortgage facility while maintaining sufficient liquidity to effectively manage our business and fund strategic initiatives to position us for long-term profitable growth.”

In conjunction with the early termination of the mortgage loan facility, the Company will pay $1.3 million to satisfy the make-whole provision of the agreement.

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 270 stores, which includes nine furniture galleries and four clearance centers, in 26 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates.  The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings.  For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions and include the Company’s fiscal 2015 guidance, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company.   Factors that could cause such differences include, but are not limited to: risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company in a number of ways, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the Company’s proprietary credit card program; potential increases in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; the ability to expand our capacity and improve efficiency through our new eCommerce fulfillment center; changes in, or the failure to successfully implement, our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purposes; the impact of regulatory requirements including the Health Care Reform Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators.  Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.